Exhibit 10.1

PICO NORTHSTAR, LLC

CONTRIBUTION AGREEMENT
BY AND AMONG
PICO NORTHSTAR MANAGEMENT, LLC
NORTHSTAR AGRI INDUSTRIES, LLC
AND
PICO-NORTHSTAR, LLC

DATED
SEPTEMBER 21, 2010

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into by and among Northstar Agri Industries LLC, a Delaware limited liability company (“Northstar”), PICO Northstar LLC, a Delaware limited liability company (the “Company”) and PICO Northstar Management LLC, a Delaware limited liability company (“PICO-NSM”), as a beneficiary of the representations and warranties in Article IV of this Agreement.  This Agreement and the Limited Liability Company Agreement of PICO Northstar LLC by and among PICO-NSM, Northstar and the Company (the “Operating Agreement”) are entered into and shall be effective simultaneously with each other as of the date set forth above.(the “Effective Date”).

RECITALS

1.           Northstar conducts a business in the oilseed industry that plans, finances. builds and operates processing plants and refineries (the “Business”), the first project of which is a canola processing plant with an integrated refinery in Hallock, Minnesota.

2.           For the purpose set forth in Section 4.1 of the Operation Agreement, and as its Original Capital Contribution (as defined in the Operating Agreement), Northstar wishes to contribute the Business to the Company in exchange for which Original Capital Contribution Northstar shall become a Member (as defined in the Operating Agreement) in the Company and shall receive the Percentage Interest in the Company specified on the signature pages of the Operating Agreement.

3.           In order to accomplish the foregoing, simultaneously with the execution of this Agreement and the Operating Agreement, Northstar and the Company shall enter into the agreements identified in Article III hereof (collectively, the “Ancillary Agreements”).

4.           The foregoing contribution of assets by Northstar and assumption of liabilities by the Company are all subject to the terms and conditions of this Agreement, the Operating Agreement and the Ancillary Agreements.

In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, Northstar and the Company agree as follows:

ARTICLE I

CONTRIBUTION OF ASSETS BY NORTHSTAR

Section 1.1 Contribution of the Assets.

(a) Subject to the terms and conditions of this Agreement, on the date that the conditions set forth in Section 4.1.3 of the Operating Agreement are met (the “Contribution Date”), Northstar hereby assigns, transfers, and delivers to the Company, as a contribution, free and clear of all title defects, objections, liens, pledges, claims, rights of first refusal, options, charges, security interests, mortgages, or other encumbrances of any nature whatsoever (collectively, “Encumbrances”) other than “Permitted Encumbrances” (as defined in Section 1.1(b) of this Agreement), all of the assets, properties, and business (excepting only the “Excluded Assets,” as defined in Section 1.2 of this Agreement) of every kind and description; wherever located; real, personal, or mixed; tangible or intangible; owned or held; or used primarily in the conduct of the Business by Northstar as the same shall exist on the Contribution Date including all assets and property shown on the “Contributed Business Balance Sheet” (as defined in Section 4.7 of this Agreement) (and not disposed of in the ordinary course of business) and all assets and property thereafter acquired by Northstar in respect of or used in the Business immediately prior to the Contribution Date (collectively, the “Assets”), and including, without limitation, all right, title, and interest of Northstar in, to, and under:

(i) Those certain parcels of land described in Exhibit 1.1(a)(i) hereto (collectively, the “Fee Property”) and all buildings, fixtures, and improvements erected on the Fee Property (collectively, “Improvements”) (the Fee Property and Improvements hereinafter collectively referred to as the “Subject Property”);

(ii) The machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts for such machinery and equipment) located on, or used at, the Subject Property or the “Excluded Facilities,” as defined in Section 1.2(a)(ii) of this Agreement, or otherwise used in connection with the Business and listed and described in Exhibit 1.1(a)(ii) of this Agreement (collectively, the “Equipment”);

(iii) The raw materials, finished goods, work-in-process, supplies, and inventories, with respect to the Business carried on by Northstar, as described in Exhibit 1.1(a)(iii) hereto (collectively, the “Inventory”);

(iv) Those patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, computer software programs, and other intangible property, name and any derivative thereof), and any applications for the same, used primarily in the portion of the Business carried on by Northstar and described in Exhibit 1.1(a)(iv), and all goodwill associated with such intangible property (collectively, the “Intangible Property”);

(v) The leases of certain sales offices described in Exhibit 1.1(a)(v)(1), together with all fixtures, office equipment, furnishings, furniture, and other tangible property located at such offices (collectively, the “Leased Office Property”), except that the Leased Office Property shall not include the office equipment described in Exhibit 1.1(a)(v)(2);

(vi) All of Northstar’s rights, claims, credits, causes of action, or right of setoff against third parties relating to the Assets, including, without limitation, unliquidated rights under manufacturers’ and vendors’ warranties but excluding all amounts representing reimbursements for items paid by Northstar (collectively, “Claims”);

(vii) Those contracts, agreements, leases, licenses, and other instruments, arrangements, and commitments being assumed by the Company with respect to the Assets pursuant to Section 1.4 of this Agreement (collectively, “Rights”);

(viii) All certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the construction, use, operation, or enjoyment of the Assets and listed and described in Exhibit 1.1(a)(viii) of this Agreement (collectively, “Permits”);

(ix) All accounts receivable arising out of sales or otherwise in the ordinary and usual course of the operation of the Business prior to the close of business on the Contribution Date (collectively, “Receivables”);

(x) All transferable bonds or deposits made by Northstar or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the construction, use, operation, or enjoyment of the Assets;

(xi) All prepaid rentals and other prepaid expenses arising from payments made by Northstar in the ordinary and usual course of the operation of the Business related to the Assets prior to the close of business on the Contribution Date for goods or services;

(xii) Originals or copies of all books, records, files, and papers, whether in hard copy or computer format, used in the Business, including without limitation, accounting records, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, lists of present and former suppliers, and personnel and employment records and, with respect to information relating to “Tax” (as defined in Section 6.4 of this Agreement), only information that is necessary for the preparation of any Tax returns to be filed by the Company or any Northstar Subsidiary after the Contribution Date or the determination of the Tax basis of the Assets (collectively, “Files and Records”);

(xiii) All lists of present and, to the extent available, future customers and goodwill associated with the Business.

(b) For purposes of this Agreement, “Permitted Encumbrances” shall mean (i) the “Assumed Liabilities,” as defined in Section 1.4 of this Agreement, (ii) Encumbrances reflected on the most recent “Northstar Financial Statements,” as defined in Section 4.7 of this Agreement, (iii) liens for current “Taxes” (as defined in Section 6.4 of this Agreement) not yet due and payable, (iv) Encumbrances that, individually or in the aggregate, do not or would not have a material adverse effect on the business or financial condition of the Business taken as a whole or materially interfere with the present use of any Assets subject thereto, and (v) easements, rights-of-way, building or use restrictions, exceptions, variances, reservations, or similar Encumbrances of record affecting, but not materially interfering with the present use of, any Subject Property.

Section 1.2 Excluded Assets.

(a) The Company expressly understands and agrees that there shall be excluded from the Assets the following assets and properties of Northstar that are used in connection with the Business:

(i) Each Northstar Subsidiary;

(ii) That certain parcel of land described in Exhibit 1.2(a)(ii) hereto (the “Excluded Fee Property”) and the buildings, fixtures, and improvements erected on the Excluded Fee Property (collectively, “Excluded Improvements”) (the Excluded Fee Property and Excluded Improvements hereinafter sometimes collectively referred to as the “Excluded Facilities”);

(iii) All machinery, equipment, furniture, vehicles, and other tangible property (including, without limitation, maintenance and operating supplies, fuel, and spare parts of such machinery and equipment) located on, or used at, the Excluded Facilities and not described in Exhibit 1.1(a)(ii) hereto and the other machinery, equipment, and other tangible property described in Exhibit 1.2(a)(ii) (“Other Excluded Equipment”) (collectively, the “Excluded Equipment”);

(iv) All of Northstar’s right, title, and interest in and to all patents, copyrights, trademarks, trade names, technology, know-how, processes, trade secrets, inventions, proprietary data, and other intangible property, and any applications for the same, not used primarily in connection with the Assets and described in Exhibit 1.2(a)(iv) hereto, and all goodwill associated with such intangible property (collectively, the “Excluded Intangible Property”);

(v) All of Northstar’s claims against third parties relating to the “Excluded Assets,” as defined in Section 1.2(b) of this Agreement, and the related unliquidated rights under manufacturers’ and vendors’ warranties, including all amounts representing reimbursements for items paid by it;

(vi) All of Northstar’s right, title, and interest in and to all Permits relating to the construction, use, operation, or enjoyment of the Excluded Assets;

(vii) All of Northstar’s right, title, and interest in and to all transferable bonds or deposits made by it or its predecessors in title (or its agents) with any governmental agency or authority or with any utility company or third party relating to the construction, use, operation, or enjoyment of the Excluded Assets;

(viii) All of Northstar’s right, title, and interest in and to all prepaid rentals and other prepaid expenses arising from payments made by it in the ordinary and usual course of the operation of the Business in connection with the Excluded Assets; and

(ix) Any Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from July 31, 2010 until the Contribution Date.

(b) The Excluded Facilities, Excluded Equipment, Excluded Intangible Property, and all of the rights, properties, and other assets with respect to the Business not being contributed to the Company by Northstar pursuant to this Agreement are herein collectively referred to as the “Excluded Assets.”

Section 1.3 Conveyance Instruments.  In order to effectuate the contribution of the Assets as contemplated by this Article I, Northstar has, or will hereafter, execute and deliver, or cause to be executed and delivered, all such documents or instruments of assignment, transfer, or conveyance, in each case dated the Contribution Date (collectively, the “Conveyance Instruments”), as the parties and their respective counsel shall reasonably deem necessary or appropriate to vest in or confirm title to the Assets to the Company.

Section 1.4 Assumed Liabilities.  Subject to the terms and conditions of this Agreement and of the Operating Agreement, and in reliance upon the representations, warranties, covenants, and agreements of the parties contained herein, the Company hereby assumes and agrees to pay, discharge, or fulfill the following liabilities and obligations relating to the Business: (a) all of the liabilities and obligations in respect of the contracts, agreements, licenses, and other instruments, arrangements, and commitments listed in Exhibit 1.4(a); (b) the leasehold obligations, including by assignment or sublease, in respect of the Leased Office Property and otherwise described in Exhibit 1.1(a)(v)(1)); and (c) the other liabilities listed in Exhibit 1.4(b) (collectively, the “Assumed Liabilities”).

Section 1.5 Excluded Liabilities.  Notwithstanding any provision of this Agreement or any Conveyance Instrument to the contrary, the Company is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Northstar (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising hereafter, and all such other liabilities and obligations shall be retained by and remain liabilities of Northstar (all of such liabilities and obligations not being assumed hereinafter referred to as the “Excluded Liabilities”) and, notwithstanding anything to the contrary in this Section 1.5, none of the following shall be “Assumed Liabilities” for purposes of this Agreement:

(a) Any liability for “Tax” (as defined in Section 6.4 of this Agreement) arising from or with respect to the Assets or the operations of the Business that is incurred in or attributable to the “Tax Indemnification Period” (as defined in Section 6.4 of this Agreement) (the “Excluded Tax Liabilities”);

(b) Any liabilities or obligations relating to employee benefits or compensation, including, without limitation, any liabilities or obligations under any of Northstar’s employee benefit agreements, plans, or other arrangements; or

(c) Any liabilities relating to the Excluded Assets (it being understood that any Tax Liability relating to the Excluded Assets shall be an Excluded Tax Liability for purposes of this Agreement).

ARTICLE II

EVENTS OCCURRING ON THE CONTRIBUTION DATE

Section 2.1 Deliveries by Northstar.  On the Contribution Date, Northstar shall deliver to the Company the following:

(a) The Conveyance Instruments to effect the contribution of the Assets to the Company and the assumption of the Assumed Liabilities of the Company, such Conveyance Instruments to be those reasonably deemed necessary by, and to be in form and substance reasonably satisfactory to, counsel to the parties;

(b) A copy of the resolutions of its Board of Governors, certified by its Secretary, authorizing or ratifying its execution and delivery of this Agreement, the Operating Agreement, and the Other Agreements, and the consummation of the transactions contemplated hereby and thereby;

(c) All of the Other Agreements to which it or any Northstar Subsidiary is a party, duly executed by it or such Northstar Subsidiary, as appropriate;

(d) A copy of its Certificate of Formation certified as of a date within five (5) days of the Contribution Date by the Secretary of State of its state of formation;

(e) A certificate from the Secretary of State of Minnesota and the Secretary of State of Delaware as to Northstar’s good standing in such state, certified as of a date within five (5) days of the Contribution Date;

(f) A certificate of its Secretary, attaching thereto a true and complete copy of its Limited Liability Company Operating Agreement as in effect on the Contribution Date;

(g) A certificate from an authorized officer stating that, to the best of his information and belief, its representations and warranties are true, complete, and accurate in all material respects at and as of the Contribution Date;

(h) A certificate from an authorized officer of each Northstar Subsidiary stating that, to the best of his information and belief, the representations and warranties of Northstar related to such Subsidiary are true, complete, and accurate in all material respects at and as of the Contribution Date;

(i) The executed counterpart copies of all consents, approvals, authorizations, and Permits, if any, from third parties referred to in Section 5.2(a) hereof and attached as Exhibit 2.1(i) hereto;

(j) The opinions of counsel for Northstar as described in Exhibit 2.1(j) hereto, dated the Contribution Date, in form and substance reasonably satisfactory to their respective counsel;

(k) All special warranty deeds and other appropriate instruments conveying to the Company the Subject Property;

(l) All other previously undelivered items required to be delivered by Northstar at or prior to the Contribution Date pursuant to the terms of this Agreement, the Operating Agreement, and the Other Agreements;

(m) A Confidentiality and Non-compete Agreement, in the form as set forth in Appendix A, executed by each member of Northstar.

Section 2.2 Effect of Deliveries.  All deliveries of information and documents contemplated to be made by Northstar to the Company pursuant to the terms of this Agreement, the Operating Agreement, and the Other Agreements shall be deemed made to such other parties on its own behalf and on behalf of the Northstar Subsidiaries, as appropriate.

Section 2.3 Effect of Contributions.  In exchange for its Original Capital Contribution, as defined in the Operating Agreement, (i) Northstar shall become a member in the Company pursuant to the terms of the Operating Agreement, (ii) Northstar will receive the tentative Percentage Interest set forth beside its name on the signature pages of the Operating Agreement, and (iii) the Capital Account of Northstar will be credited with such amount set forth in Section 4.1.2 of the Operating Agreement.

ARTICLE III

RELATED TRANSACTIONS

Section 3.1 Other Agreements.  Contemporaneously with the execution of this Agreement and the Operating Agreement, Northstar and the Company shall enter into the following Other Agreements:

(a) A loan agreement, promissory note and related documentation providing a senior debt facility for the Company in an amount not less than Ninety Million Dollars ($90,000,000), on such terms and conditions which have been mutually agreed to by both of PICO-NSM and Northstar.

(b) Such other agreements, contracts or documentation, including, without limitation, deeds, which are necessary, in the reasonable determination of PICO-NSM, to effect the contribution of the Assets as described in Article I above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NORTHSTAR

Northstar acknowledges and agrees that PICO-NSM would not become a member of, and invest in, the Company without the representations and warranties set forth in this Article IV.  Accordingly, as an inducement for PICO-NSM to enter into the Operating Agreement for the Company, Northstar hereby makes the following representations and warranties to the Company and to PICO-NSM.

Section 4.1 Capitalization and Ownership.  The authorized capital stock of Northstar consists of 11,483.5 Units, of which 3,540 Series A Units, no par value (“Northstar Series A Units”) and 7,943.5 Series B Units, no par value (“Northstar Series B Units”) are issued and outstanding.  All such Northstar Series A Units and Northstar Series B Units have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding rights, options, warrants, conversion rights, preemptive rights, or agreements for the purchase or acquisition from Northstar with respect to any Northstar Series A Units or Northstar Series B Units.

Section 4.2 Title to each Northstar Subsidiary.  Northstar is the sole member of each Northstar Subsidiary and has good and marketable title thereto free and clear of all Encumbrances (other than Permitted Encumbrances and Encumbrances created or suffered by the Company (whether or not arising from the transactions contemplated hereby) and restrictions on transfers of the units of each Northstar Subsidiary under applicable securities laws).

Section 4.3 Organization.

(a) Northstar and each Northstar Subsidiary is a limited liability company that is duly organized, validly existing, and in good standing under the laws of its state of formation, with the power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

(b) The copies of the Certificate of Formation and all amendments thereto of Northstar and each Northstar Subsidiary, as certified by the Secretary of State of the state of its formation, and the Limited Liability Company Operating Agreement, as amended to date, of Northstar and each Northstar Subsidiary, as certified by its Secretary and delivered to the Company, are true, complete, and correct copies of the respective Certificate of Formation and the Limited Liability Company Operating Agreement, as amended and presently in effect, of Northstar and each Northstar Subsidiary.

Section 4.4 Qualification.  Each of Northstar (with respect to the Business only) and each Northstar Subsidiary is licensed or qualified to do business as a foreign corporation and is in good standing in the jurisdictions in which it conducts its business (except where the failure to so qualify would not have a material adverse effect on the business or financial condition of the Business taken as a whole) (the “Material Jurisdictions”).  Exhibit 4.4 contains a complete list of all Material Jurisdictions.

Section 4.5 Authority.  Northstar has the corporate power and authority to execute and deliver this Agreement, the Operating Agreement, and the Other Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Northstar of this Agreement, the Operating Agreement, and the Other Agreements, as the case may be, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Managers of Northstar; no other corporate proceedings on the part of Northstar or any other person or entity, whether pursuant to the Limited Liability Agreement of Northstar or by law or otherwise, are necessary to authorize Northstar to enter into this Agreement, the Operating Agreement, and the Other Agreements, as the case may be, or to consummate the transactions contemplated hereby and thereby; and each of this Agreement and the Operating Agreement is the legal, valid, and binding obligation of Northstar; and each Other Agreement will be the legal, valid, and binding obligation of Northstar.

Section 4.6 No Violations.  Except as set forth in Exhibit 4.6, neither the execution or delivery of this Agreement, the Operating Agreement, or the Other Agreements, nor the consummation of the transactions contemplated hereby or thereby

(a) Requires any filing or registration with, or consent, authorization, approval, or Permit of, any governmental or regulatory authority on the part of Northstar or any Northstar Subsidiary;

(b) Violates or will violate (i) any order, writ, injunction, judgment, decree, or award of any court or governmental or regulatory authority or (ii) to the knowledge of Northstar, any “Law,” as defined in Section 4.25 of this Agreement, of any governmental or regulatory authority to which Northstar or any Northstar Subsidiary or any of their respective properties or assets are subject;

(c) Violates or will violate, or conflicts with or will conflict with, any provision of, or constitutes a default under, the limited liability company agreement, operating agreement or similar agreement of Northstar and each Northstar Subsidiary; or

(d) (i) violates or breaches or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right to terminate, any mortgage, contract, agreement, deed of trust, license, lease, or other instrument, arrangement, commitment, obligation, understanding, or restriction of any kind to which Northstar (with respect to the Business only) or any Northstar Subsidiary is a party or by which its properties may be bound, or (ii) will cause, or give any person grounds to cause, to be accelerated (with notice or lapse of time or both) the maturity of, or will increase, any liability or obligation of Northstar or any Northstar Subsidiary which violation, breach, default, liability, or obligation, individually or in the aggregate, is or would be material to the business or financial condition of Northstar and each Northstar Subsidiary or the Business taken as a whole.

Section 4.7 Financial Statements.  Northstar has heretofore delivered to the Manager the combined balance sheet relating to the Business taken as a whole as of July 31, 2010, and a pro forma balance sheet for the Business (excluding certain assets that are not included in the transactions contemplated by this Agreement) as of July 31, 2010 (the “Contributed Business Balance Sheet”), a copy of which is annexed hereto as Exhibit 4.7, and the related statements of operations for the Business taken as a whole for the years ended December 31, 2006, 2007, 2008, and 2009 and for the seven months ended July 31, 2010.  The financial statements referred to in the preceding sentence are hereinafter collectively referred to as the “Northstar Financial Statements.” Each of the Northstar Financial Statements was prepared from the books and records of Northstar and fairly present the financial condition and results of operations of the Business for the periods and as of the dates stated therein.

Section 4.8 Absence of Certain Changes or Events.  Since June 30, 2010 (the “Balance Sheet Date”), Northstar has operated the Business in the ordinary course consistent with the projected business as represented to PICO-NSM, and none of Northstar, the Northstar Subsidiaries nor the Business taken as a whole has

(a) Suffered any material adverse change in its business or any event or condition of any character that, individually or in the aggregate, has had or might reasonably be expected to have a material adverse effect on the business or financial condition of the Business taken as a whole;

(b) Incurred any obligations or liabilities (absolute, accrued, contingent, or otherwise) or entered into any transactions, other than in the ordinary course of business;

(c) Paid, discharged, or satisfied any claims, obligations, or liabilities (absolute, accrued, contingent, or otherwise), except the payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of any claims, obligations, and liabilities (i) that are reflected or reserved against in the Northstar Financial Statements or (ii) that were incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(d) Permitted or allowed any of its properties or assets to be subjected to any Encumbrances or other liabilities and obligations, except (i) in the ordinary course of business and (ii) Permitted Encumbrances;

(e) Written off as uncollectible, or canceled or waived, any accounts receivable or any portion thereof, or any debts or claims, except in the ordinary course of business and consistent with past practice;

(f) Sold, conveyed, or otherwise disposed of any properties or assets, except for fair consideration in the ordinary course of business and consistent with past practice;

(g) Disposed of or permitted to lapse any item of Intangible Property, or any license, Permit, or other form of authorization to use any Intangible Property;

(h) Granted or agreed to grant any increase in the compensation of any Business Employee (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), or become a party to or instituted any new benefit programs for any Business Employee;

(i) Made any capital expenditure, or commitment for a capital expenditure, for additions to property, plant, equipment, or Intangible Property;

(j) Made any change in any method of accounting or accounting practice or in any Tax procedures or elections;

(k) Terminated or suffered a termination of (excluding a termination in accordance with its terms) or amended any material contract, agreement, license, or lease;

(l) Declared, paid, or made, or set aside for payment or making, any dividend (other than cash dividends) or other distribution in respect of the capital stock of any Northstar Subsidiary or, directly or indirectly, redeemed, purchased, or otherwise acquired any of the capital stock of any Northstar Subsidiary (other than for cash); or

(m) Agreed, whether in writing or otherwise, or made any arrangement, whether or not legally binding, to take any action that, if taken prior to the date hereof, would have been required to be disclosed on an Exhibit to clauses (a) through (l) of this Section 4.7.

Section 4.9 Certain Tax Matters.

(a) Except as set forth in Exhibit 4.9(a), each of Northstar and any Northstar Subsidiary:

(i) Has filed or will file or furnish when due in accordance with all applicable laws all Tax returns, statements, reports, and forms (including information returns and reports) required to be filed or furnished with respect to any Pre-Contribution Tax Period (collectively, the “Returns”);

(ii) Has correctly reflected on the Returns (and, as to any Returns not filed as of the date hereof, will correctly reflect) the facts regarding its income, business, assets, operations, activities, and status of any other information required to be shown therein;

(iii) Has timely paid, withheld, or made adequate provision in the Northstar financial statements for all Taxes for any Pre-Contribution Tax Period and paid all Taxes shown as due and payable on the Returns that have been filed;

(iv) Is not subject to any liens for Taxes on its assets;

(v) Has not participated in any Tax sharing or other arrangement whereby Northstar or any Northstar Subsidiary, in determining its income, revenues, receipts, gain, loss, or Tax Assets, has taken into account or included any income, revenues, receipts, gain, loss, asset, liability, or Tax Assets of any other person (or vice versa);

(vi) Is not currently under any contractual obligation to pay the Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Tax;

(vii) Is not subject to any (A) claims, audits, actions, suits, proceedings, or investigations with respect to any Tax or assessment for which Northstar or any Northstar Subsidiary could be liable, and (B) requests for rulings in respect of any Tax or any proposed transaction pending before any Taxing Authority;

(b) None of the managers or officers of Northstar or any Northstar Subsidiary is aware of any facts or circumstances which could give rise to any claim, audit, action, suit, proceeding, or investigation with respect to any Tax or assessment for which Northstar or any Northstar Subsidiary could be liable;

(c) Exhibit 4.9(c) hereto contains a list of states and other jurisdictions to which any Tax is currently being paid by Northstar or any Northstar Subsidiary;

(d) As of the date hereof, and as of the Contribution Date, Northstar and each Northstar Subsidiary will have, (i) timely withheld from its employees, independent contractors, customers, shareholders and other persons from whom it is required to withhold Taxes in compliance with all applicable law, and (ii) timely paid all amounts so withheld to the appropriate Taxing Authority;

(e) During the period of all unexpired applicable statutes of limitations, neither Northstar nor any Northstar Subsidiary has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Northstar or any Northstar Subsidiary that is not reflected as a liability on Northstar’s financial statements, nor has Northstar executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(f) Neither Northstar nor any Northstar Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(g) Neither Northstar nor any Northstar Subsidiary has engaged in any “listed transaction” described in Treasury Regulation Section 1.6011-4(b);

(h) Northstar has at all times from the date on which it was organized through the Contribution Date been treated as a partnership for United States federal and Minnesota income tax purposes;

(i) No power of attorney with respect to Taxes has been granted with respect to Northstar or any Northstar Subsidiary;

(j) No Tax Returns of Northstar or any Northstar Subsidiary has ever been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law; and

(k) No claim has been made by a Taxing Authority (domestic or foreign) in a jurisdiction where Northstar does not file Returns to the effect that Northstar or any Northstar Subsidiary may be subject to Tax by that jurisdiction.

Section 4.10 Condition of Facilities.  The manufacturing and other facilities included in the Assets or owned by Northstar are, or will be when substantially completed, in good working order for the conduct of Business as it is presently contemplated.

Section 4.11 Utilities; Access.  The manufacturing and other facilities included in the Assets have, or will have, water supply, storm and sanitary sewer facilities, access to telephone, gas, and electrical connections, fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities and services, all of which are adequate, in quality and quantity, for the conduct of the Business as it is presently contemplated.

Section 4.12 Certain Conditions Not Present.

(a) Except as set forth on Exhibit 4.12, to the knowledge of Northstar, there are no liabilities required to be disclosed on a balance sheet in accordance with GAAP of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, or otherwise, and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in such a liability, other than

(i) Liabilities disclosed or provided for in the Contributed Business Balance Sheet; and

(ii) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Business taken as a whole.

(b) Northstar has not received notice of any pending, and has no knowledge of any threatened or proposed, proceedings or governmental actions to modify the zoning classification of, or to condemn, expropriate, or otherwise take, or to purchase in lieu thereof, all or any material part of any Subject Property.

(c) Northstar has not received notice of any pending, and has no knowledge of any threatened or proposed, reassessments or special assessments or penalties or interest with respect to real estate taxes applicable to any Subject Property that could reasonably be expected to have any material adverse effect on the business or financial condition of the Business taken as a whole.

Section 4.13 Condition of Equipment.  The machinery, equipment, furniture, vehicles, and other tangible personal property of Northstar which are included in the Assets are, or will be, in good operating condition for the conduct of the Business as it is presently contemplated.

Section 4.14 Title to Properties; Encumbrances.

(a) Exhibit 4.15(a) contains a list, by category, of all of the Assets and assets owned by the Northstar Subsidiaries including those reflected on the Contributed Business Balance Sheet (excluding (i) assets and properties sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice and all assets and properties purchased by Northstar or the Northstar Subsidiaries since the Balance Sheet Date and (ii) raw materials and other supplies purchased or sold in the ordinary course of business).

(b) Except as set forth in the Financial Statements or in Exhibit 4.15(b), either Northstar or a Northstar Subsidiary (i) has good and marketable title to each piece of Fee Property listed in Exhibit 4.15(a) and to the Improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances, and (ii) has title to all of the other tangible Properties, free and clear of all Encumbrances, except for Permitted Encumbrances.  As a result of the delivery to the Company of the Conveyance Instruments, all of the Assets are owned free and clear of all Encumbrances, except Permitted Encumbrances and encumbrances created by the Company (whether or not arising from the transactions contemplated hereby).

(c) The Assets are all the assets required for the conduct of the Business as it is presently contemplated.

(d) Complete and accurate copies of the mortgages listed in Exhibit 4.15(b) (the “Surviving Mortgages”) heretofore have been furnished to the Manager.  None of the Surviving Mortgages has been amended or modified except as indicated in Exhibit 4.15(b) and the aggregate amount of all principal, interest, and other sums that is secured by each of the Surviving Mortgages as of the Contribution Date does not exceed the amount reflected in Exhibit 4.15(b).

(e) All principal, interest, and other sums due and payable in accordance with the terms of the Existing Mortgages have been paid.

(f) Neither Northstar nor any Northstar Subsidiary has received any notice of default under any of the Existing Mortgages, nor, to the knowledge of Northstar, is any such notice pending or do reasons exist for the giving of such notice.

Section 4.15 Leases.

(a) Exhibit 4.15(a) sets forth a list of each lease pursuant to which Northstar or a Northstar Subsidiary leases real or personal property (collectively, the “Leases”).  Northstar heretofore has delivered to the Manager a true and complete copy of each such Lease.

(b) Each of the Leases is in full force and effect in accordance with its terms, no Lease has been modified or amended in writing, and neither Northstar nor any Northstar Subsidiary has received any written notice of any breach or default with respect to a Lease the consequences of which would result in such Lease being terminated by the Lessor or which, individually or in the aggregate, would have a material adverse effect on the business or financial condition of the Business taken as a whole.

Section 4.16 Patents, Trademarks, and Similar Rights.

(a) Exhibit 4.16(a) contains a list of all Intangible Property owned or controlled by Northstar or any Northstar Subsidiary and used primarily in the Business, and all licenses and other agreements relating to use of any such Intangible Property by third parties in connection with any business which currently competes or, to the knowledge of Northstar, is reasonably likely to compete with the Business.  All of the Intangible Property has been duly filed or registered (as applicable) with the applicable governmental authorities, has been prosecuted and maintained in good faith in accordance with applicable legal and administrative requirements, and has not lapsed, expired or been abandoned;

(i) Exhibit 4.16(a)(i) contains a list of all licenses, contracts and other agreements under which Northstar has acquired any right, title or interest in, under or to any patent, trademark or other intellectual property rights (collectively, the “In-License Agreements”).  With respect to each of the In-License Agreements, (A) each is in full force and effect as of the Contribution Date, (B) Northstar is in compliance with the terms and conditions thereof (including without limitation all diligence obligations), and (C) there exists no default (or condition which, with the passage of time, the giving of notice or both) which would give rise to a right to terminate, convert rights to non-exclusive or otherwise limit rights granted to Northstar;

(ii) Northstar has not entered into any agreement or arrangement with any third party pursuant to which Northstar grants any right, title or interest in or to the Intangible Property, including without limitation options, licenses, covenants not to assert, liens or other encumbrances, and no third party has challenged or has threatened to challenge Northstar’s right, title or interest in, to or under the Intangible Property;

(iii) The Intangible Property and the rights obtained pursuant to the In-License Agreements constitute all intellectual property and proprietary rights necessary for the Business as now conducted and as presently proposed to be conducted.

(b) Except as set forth in Exhibit 4.16(b),

(i) Either Northstar or a Northstar Subsidiary has the sole and exclusive right to use the Intangible Property and the rights obtained pursuant to the In-License Agreements, in each case that is referred to in Exhibits 4.16(a) and 4.16(a)(i), and the consummation of the transactions contemplated by this Agreement, the Operating Agreement, and the Other Agreements will not alter or impair any such rights and will result in the Company having the sole and exclusive right to use all such Intangible Property and other rights used primarily in the Business;

(ii) No claims have been asserted by any person or entity for the use of any such Intangible Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Northstar has no knowledge of any valid basis for any such claim; and

(iii) To the knowledge of Northstar, the use of such Intangible Property by Northstar or any Northstar Subsidiary does not infringe on the rights of any person or entity and the conduct of the Business as conducted prior to or on the Contribution Date, and the making, using, offering for sale, selling or importing of those products and the performance of those services currently contemplated by Northstar as part of its business, does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of the intellectual property or proprietary rights of any other person or entity.

Section 4.17 Insurance.  Northstar has heretofore made available for inspection by the Manager a true and complete copy of all material policies of fire, liability, workers’ compensation, and other forms of insurance owned or held by Northstar and each Northstar Subsidiary.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Contribution Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are in such amounts and insure against such losses and risks and provide such coverage as, in the opinion of Northstar, is adequate to protect the Business as it is presently conducted.

Section 4.18 Employee Benefit Plans and Other Compensation Arrangements.  Set forth in Exhibit 4.18(a) is a true and complete list of all Northstar Plans.  True and complete copies of the following documents with respect to each Northstar Plan have been provided to the Company, as applicable: (i) the plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (ii) the Forms 5500s and all schedules thereto for the most recent two (2) years, (iii) the most recent valuation report, including any FAS 106 report; (iv) the most recent IRS determination or opinion letter, (v) the most recent summary plan description and subsequent summaries of material modifications, (vi) the most recent financial statements, and (vii) written summaries of all material terms of unwritten Northstar Plans.  Except as set forth in Exhibit 4.18(b):

(a) neither Northstar nor any Northstar Subsidiary or ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and neither Northstar nor any Northstar Subsidiary or ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;

(b) each of the Northstar Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(c) all of the Northstar Plans have been operated in compliance in all material respects with their respective terms and all applicable laws;

(d) neither Northstar nor any Northstar Subsidiary has liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the Northstar Plans, none of which are overdue;

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will now or at any time in the future (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor or consultant of Northstar or any Northstar Subsidiary from Northstar or any Northstar Subsidiary under any Northstar Plan or otherwise, (ii) increase any benefits otherwise payable under any Northstar Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits;

(f) none of the Northstar Plans provide life, medical, dental, vision or other welfare coverages to persons who are not current employees of Northstar or any Northstar Subsidiary or their dependents or for periods extending beyond the last day of the month of termination of employment, except as required by Part 6 of Title I of ERISA or any similar state law;

(g) Northstar and each Northstar Subsidiary have retained the right to unilaterally amend or terminate each Northstar Plan to the fullest extent permitted by law; and

(h) each Northstar Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Code, and no options or rights to purchase one or more units of capital stock of Northstar or any Northstar Subsidiary provide for (or provided for) a deferral of compensation (as contemplated under Treas. Reg. Section 1.409A-1(b)(i)).

Section 4.19 Documents; Commitments.

(a) Northstar has delivered or made available to the Manager the following documents, each of which is true and complete:

(i) Copies of all documents set forth in Exhibit 4.19(a), which is a listing of every material contract, agreement, or other commitment, written or oral, to which Northstar and each Northstar Subsidiary is a party or has succeeded to a party by assumption or assignment or in which it has a beneficial interest and excluding documents listed in any other Exhibit hereto (any contract or agreement shall, for the purposes of this Agreement, be deemed material if (A) the Business taken as a whole is substantially dependent upon it, (B) it involves a financial obligation of or benefit to the Business in excess of $25,000, (C) the contract is not made in the ordinary course, or (D) it constitutes a management contract or employment contract (excluding oral agreements that arise by operation of law)); and

(ii) Copies of all product bulletins, technical bulletins, or other advertising or sales materials currently used in connection with the Business.

(b) Neither Northstar nor any Northstar Subsidiary has (i) any outstanding sales contracts or commitments which are reasonably expected to result in any loss to the Business upon completion of performance thereof or (ii) any outstanding bids or sales or service proposals quoting prices which are not reasonably expected to result in a profit consistent with past practice.

(c) Neither Northstar nor any Northstar Subsidiary is restricted by agreement from carrying on the Business anywhere in the world.

Section 4.20 Labor Matters.

(a) Neither Northstar nor any Northstar Subsidiary nor any Business Employee employed by Northstar is a party to or is covered by any labor agreement with any collective bargaining representative representing Business Employees.

(b) To the knowledge of Northstar, Northstar and each Northstar Subsidiary are operating in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practices.

(c) To the knowledge of Northstar, there are no unfair labor practice complaints, labor disputes, work stoppages, or union organization efforts, or threats of the foregoing, directed against any of the operations of the Business.

Section 4.21 Personnel.  Exhibit 4.21 contains a true and complete list of the names, titles, and annual compensation of each Business Employee.  The term “Business Employee” refers to each employee or consultant of Northstar or any Northstar Subsidiary.

Section 4.22 No Breach.

(a) Each Permit, contract, agreement, deed of trust, lease, policy, license, plan, commitment, arrangement, and understanding (whether evidenced by a written document or otherwise) referred to in this Agreement or in any Exhibit hereto, under which Northstar or any Northstar Subsidiary has any right, interest, or obligation (i) is in full force and effect, and (ii) is not subject to any threatened amendment, cancellation, or outstanding dispute.

(b) Northstar and any Northstar Subsidiary, as the case may be, is not in breach of, and there does not exist any default or event (including the execution and delivery of this Agreement, the Operating Agreement, and the Other Agreements and the consummation of the transactions contemplated hereby or thereby) under any agreement to which Northstar and any Northstar Subsidiary is a party, which, with the giving of notice or the lapse of time or both, would become a breach or default, and there is no basis for any valid claim of a default in any respect, under any thereof, and Northstar has used (or Northstar has caused any Northstar Subsidiary to use) its best efforts to secure the consents (where such consents are necessary) of the other parties thereto to the consummation of the transactions contemplated by this Agreement, the Operating Agreement, and the Other Agreements.

Section 4.23 Consents, Permits, Etc.  Except as set forth in Exhibit 4.23 of this Agreement, no consent, approval, governmental filing, authorization, or Permit from any person or entity is necessary to the consummation of the transactions contemplated by this Agreement, the Operating Agreement, or the Other Agreements.  Moreover, no other consent, approval, permit, clearance, or audit is required under any federal law or the laws of the states in which any member of Northstar or any Northstar Subsidiary has real property or leasehold interests in order to accomplish and complete the conveyance of real property and leasehold interests contemplated hereunder.

Section 4.24 Litigation.  Except as set forth in Exhibit 4.24, there are no Actions pending or threatened by or against, or involving Northstar or any Northstar Subsidiary or any managers, members, directors, officers, or employees thereof in their capacity as such or that question or challenge the validity of this Agreement, the Operating Agreement, or the Other Agreements or any action taken or to be taken by Northstar or any Northstar Subsidiary pursuant to this Agreement, the Operating Agreement, or the Other Agreements or in connection with the transactions contemplated hereby or thereby, and to the knowledge of Northstar, there is no valid basis for any such Action.  No Action set forth in Exhibit 4.24 would, if adversely decided, have a material adverse effect on the Business taken as a whole or, after the Contribution Date, on the ability of the Company to conduct the Business.

Section 4.25 Compliance With Applicable Law; Adverse Restrictions.  Except as and to the extent set forth in Exhibit 4.25, the operations of Northstar and each Northstar Subsidiary is being conducted in material compliance with (a) all applicable Permits, orders, writs, injunctions, judgments, decrees, or awards of all courts and governmental and regulatory authorities, and (b) all laws (statutory or otherwise), ordinances, rules, regulations, bylaws, and codes of all governmental and regulatory authorities, whether federal, state, or local (individually, a “Law” and collectively, “Laws”), which are applicable to the Assets of the Business (including, without limitation, those related to public or occupational safety, pollution and protection of the environment, and hazardous or other waste disposal).  Except as and to the extent set forth in Exhibit 4.25, neither Northstar nor any Northstar Subsidiary has received any written notification of any asserted present failure to comply with any Law, except for failures which in the aggregate are not and were not material to the conduct of the Business as a whole and which Northstar or any Northstar Subsidiary has taken steps to correct or contest in good faith.

Section 4.26 Environmental Protection.  Except as set forth in Exhibit 4.24

(a) To the knowledge of Northstar, Northstar (with respect to the Business) and the Northstar Subsidiaries have either (1) obtained all Permits relating to pollution or protection of health, safety, or the environment which are required by Law (“Environmental Permits”), including, without limitation, those regulating emissions, discharges, or releases of Hazardous Substances (as defined in CERCLA, as amended by SARA “Hazardous Waste,” and “Regulated Substances” as defined by RCRA) into ambient air, surface water, groundwater, or land, or resulting treatment, storage, or disposal of Hazardous Substances, or (2) has submitted to the applicable Governmental Entity, in a timely manner, all applicable registrations and notices required under Environmental Laws for the conduct of its business, (3) completed, in a timely manner, all plans required under any Environmental Laws or pursuant to any Permit required for the conduct of its business and (4) has provided a copy of each document referenced in this subsection to PICO-NSM;

(b) Northstar or any Northstar Subsidiary, as the case may be, has taken all actions necessary under applicable requirements of Law (including, without limitation, all Environmental Laws) to register any products or materials relating to the Business, required to be registered thereunder;

(c) Northstar is not aware of, nor has Northstar or any Northstar Subsidiary received notice of, any events, conditions, circumstances, activities, practices, incidents, actions, or plans that either Northstar or any Northstar Subsidiary reasonably expects would result in a claim of liability, based on or related to alleged on-site or off-site contamination with respect to or affecting the Business and properties related thereto; and

(d) To the knowledge of Northstar, there is not now on or in any of the properties currently owned, leased, or rented by or otherwise used in the Business any leaking underground storage tanks or surface impoundments that, if determined by any court, governmental, or regulatory authority having jurisdiction thereof, to be in violation of any law related to public or occupational safety, pollution and protection of the environment, and hazardous waste disposal, would have a material adverse effect on the Business taken as a whole.

(e) Exhibit 4.26 sets forth an accurate and complete list of all currently pending Actions relating to environmental, health, and safety matters, including pollution and protection of the environment, and Hazardous Substances (as defined in CERCLA) related to the Business.

(f) Exhibit 4.26 contains an accurate and complete list of all Environmental Permits of Northstar relating to the Business and of the Northstar Subsidiaries.  Northstar and the Northstar Subsidiaries are materially in compliance with such required Permits and are also in compliance with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any Laws or contained in any code, order, decree, or judgment issued, entered, promulgated, or approved thereunder;

(g) Exhibit 4.26 contains an accurate and complete list of all corrective actions that governmental authorities have required of Northstar or any Northstar Subsidiary or instances of noncompliance since inception under all Environmental Permits relating to the Business.

(h) As used herein, “Environmental Law” means any Law, common law or any binding agreement issued or entered by or with any  Governmental Entity or Person relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or a third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building or structure.  “Hazardous Materials” means any pollutant, contaminant, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, lead-based paint, any solid or hazardous waste, and any toxic, radioactive, or hazardous substance, or material including any substance, material or waste which is defined, regulated or classified as hazardous under any Environmental Law.  “Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or from any property, including movement through air, soil, surface water, groundwater or property.

Section 4.27 Assets Necessary to Business.  As a result of the transactions effected hereby, the Company (with respect to Assets owned prior to the Contribution Date by Northstar any each Northstar Subsidiary) (a) will have title to, or a valid leasehold interest in, all tangible and intangible assets and properties relating to the Business, (b) will possess valid consents, authorizations, approvals, and Permits relating to the Business, and (c) will be party to all agreements, in each case necessary to permit the Company to continue to carry on the Business substantially as presently conducted.

Section 4.28 Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the consummation by Northstar of the transactions contemplated hereby.

Section 4.29 Governmental Approvals and Consents.  Except as referred to in Section 4.23 or Section 6.9, no approval, authorization, consent, or other order or action of Northstar or the Company with any court, administrative agency, or other governmental authority is required for the execution and delivery by Northstar of this Agreement or the consummation by Northstar of the transactions contemplated hereby.

Section 4.30 Real Property.

(a) Northstar holds good, valid and marketable title to the Subject Property, free and clear of any and all Liens, except for Permitted Liens.

(b) Neither Northstar nor any Northstar Subsidiary lease, sublease, license, occupy or use any material real property used in connection with the Business.

(c) Other than the Subject Property, neither Northstar nor any Northstar Subsidiary has any other interest in real property, whether owned, leased or otherwise, and the Subject Property constitute all of the real property necessary to conduct the Business as currently, or contemplated to be, conducted.

(i) No Permitted Encumbrances adversely affect any Northstar Subsidiary’s use, ownership or occupancy of the Subject Property or its operation of the Business on, in or about the Fee Property;

(ii) There is no condemnation or eminent domain proceeding of any kind pending or threatened against any of the Fee Property or any portion thereof, or other legal matters adversely affecting any Northstar Subsidiary’s occupancy and use thereof;

(iii) The Subject Property is occupied and utilized for Northstar and any Northstar Subsidiaries’ Business under valid and current certificates of occupancy, permits and the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy, permits or the like; there are no facts, to the knowledge of Northstar or any Northstar Subsidiary, that would prevent the Subject Property from being occupied and utilized for the Business after the Contribution Date;

(iv) All Improvements on the Fee Property are, or will be, constructed, occupied and used in material compliance with all laws;

(v) There are no outstanding variances or special use permits affecting the Fee Property;

(vi) No notice of a violation of any material covenant, condition, easement, restriction or other similar encumbrance affecting the Fee Property or relating to their uses or occupancy has been given to Northstar or any Northstar Subsidiary, nor to the knowledge of the Company, are there any facts or circumstances that could give rise to any such violation;

(vii) Northstar and each Northstar Subsidiary have complied with any and all material restrictions, whether imposed by covenant, deed, easement or otherwise, that are of record or that exist affecting the Fee Property;

(viii) Neither Northstar nor any Northstar Subsidiary has any knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be or would be assessed as special taxes or charges against the Fee Property, and there are no present special assessments;

(ix) All Improvements are, or will be, fit for occupancy and use in accordance with Northstar’s current plans for the Business;

(x) The Improvements are not and as contemplated will not be in material violation of any zoning laws or ordinances and do not encroach on any easement that may materially burden the Improvements;

(xi) Neither Northstar nor any Northstar Subsidiary has any knowledge of any condition that would result in the termination or impairment of adequate access to the Fee Property and such access is sufficient for the operation of the Business on the Fee Property as contemplated;

(xii) Neither Northstar nor any Northstar Subsidiary has, or has had, any material boundary, water drainage or other similar material disputes with the owners of any property adjacent to the Fee Property and neither Northstar nor any Northstar Subsidiary has any knowledge of any such material dispute involving former owners of the Fee Property;

(xiii) Neither Northstar nor any Northstar Subsidiary has received any notice of outstanding requirements or recommendations by the insurance companies who issue or have issued insurance policies insuring the Subject Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any material repairs or work to be done on the Fee Property;

(xiv) Neither Northstar nor any Northstar Subsidiary owes, nor will owe in the future, any brokerage commissions of finder’s fees with respect to the Fee Property;

(xv) Neither Northstar nor any Northstar Subsidiary has licensed, leased, subleased or granted any third party the right to use or occupy the Fee Property and there are no parties in possession of the Fee Property that are not entitled to such possession; and

(xvi) There are no outstanding options or rights of first refusal to purchase the Fee Property, or any portion thereof or interest therein.

Section 4.31 Real Property Related Documentation.  Northstar and each Northstar Subsidiary has furnished or made available to PICO-NSM, to the extent in Northstar and each Northstar Subsidiary’s possession or control or otherwise available to it: (i) all certificates of occupancy and other material permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Fee Property; (ii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints relating to the Fee Property; (iii) all policies of title insurance on the Fee Property; (iv) all vesting deeds for the Fee Property; (v) all existing Phase I, Phase II or other environmental reports or studies in draft of final form relating to the Fee Property; and (vi) any surveys or plats relating to the Fee Property.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Conduct of Business of Northstar and the Northstar Subsidiaries.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Contribution Date:

(a) Northstar shall, and shall cause each Northstar Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in a manner contemplated to facilitate the Business as contemplated. (except to the extent expressly consented to in writing by the Company);

(b) Northstar shall promptly notify the Company of any change, occurrence or event not in the ordinary course of its or any Northstar Subsidiary’s business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to Northstar and the Northstar Subsidiaries taken together or cause the conditions set forth in Section 4.1.3 of the Operating Agreement not to be satisfied;

(c) Northstar shall, and shall cause each Northstar Subsidiary to, assure that each of its contracts (other than with the Company) entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of transactions contemplated in this Agreement and the Operating Agreement, and shall give reasonable advance notice to the Company prior to allowing any contract or right thereunder to lapse or terminate by its terms; and

(d) Northstar shall, and shall cause each Northstar Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease.

Section 5.2 Consents, Permits, Etc.

(a) Northstar (i) has maintained in full force and effect and renewed, when required, all Permits and (ii) has obtained all consents, approvals, governmental filings, authorizations, and Permits necessary to (A) the consummation of the transactions contemplated by this Agreement, the Operating Agreement, and the Other Agreements and (B) the continued conduct of the Business by the Company after the Contribution Date as it is presently conducted by Northstar and each Northstar Subsidiary, and delivers herewith to the Company copies of each such consent, approval, governmental filing, authorization, and Permit.

(b) To the extent that any of the contracts, leases, agreements, Permits, plans, commitments, purchase orders, or other binding arrangements relating to the Assets (in this Section 5.1(b) called “Agreements”) cannot be assumed by or assigned to the Company without the consent of another party, and such consent has not been obtained as of the Contribution Date, each of the parties hereto agrees to cooperate with the other in any reasonable arrangement designed to enable Northstar or any Northstar Subsidiary to perform its obligations under any such agreements.  Each of the parties hereto further agrees to cooperate with the other in any reasonable arrangement designed to provide for the Company the benefits of any such agreements, including enforcement at any cost, and for the account of the Company, of any and all rights of Northstar or such Northstar Subsidiary against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.  Northstar will promptly pay to the Company when received all monies received by Northstar under any such agreements.

Section 5.3 Investigation and Evaluation.  PICO-NSM acknowledges that PICO-NSM and its directors, officers, attorneys, accountants and advisors have been given the opportunity to exam such books, records and other information with respect to Northstar that Northstar has provided.  PICO-NSM acknowledges that the Business is still in the planning and pre-construction phase and PICO-NSM has taken full responsibility for evaluating adequacy, completeness and accuracy for various forecasts, projections, opinions, and similar material in connection with PICO-NSM’s investigation of Northstar and its related assets and liabilities.  PICO-NSM acknowledges that there are uncertainties inherent in attempting to make projections and forecasts, and PICO-NSM is familiar with such uncertainties.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 6.1 Survival; Indemnification.

(a) The covenants, agreements, representations, and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the third (3rd) anniversary of the Contribution Date, except that (i) any covenants, agreements, representations, or warranties relating to Tax matters shall extend until the ninety-first (91st) day following the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof), (ii) any liabilities arising out of litigation or brokers’ and finders’ fees shall extend until the ninety-first (91st) day following the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof) beginning upon the expiration of the agreement(s) referenced in Northstar’s disclosure in response to Section 4.24 and Section 4.28, and (iii) Section 4.1 of this Agreement and the indemnity provisions set forth in Sections 6.1(b)(ii) and 6.1(b)(iii) of this Agreement shall extend without limit as to time.  Notwithstanding the preceding sentence, any covenant, agreement, representation, or warranty in respect of which indemnity may be sought under this Article VI shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy or breach thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(b) Northstar and its successors and assigns (each an “Indemnitor”), jointly and severally, hereby agree to indemnify each Indemnitee and Indemnitee Affiliate (as each is defined in Section 6.4 of this Agreement) against, and agree to hold it harmless from, any and all damage, loss, liability, and expense (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses in connection with any action, suit, proceeding, claim, investigation, or other loss) (a “Loss”) incurred or suffered by such Indemnitee arising out of

(i) Any breach of any covenant or agreement or of any inaccuracy or omission in any representation or warranty made by Northstar pursuant to this Agreement;

(ii) The failure of Northstar to perform any obligation or liability of the Business not assumed by the Company pursuant to this Agreement or relating to the Excluded Assets, other than relating to Taxes of any Northstar Subsidiary, for which indemnification provisions are set forth in Section 6.3 of this Agreement;

(iii) Or relating to claims by third parties in connection with the contribution by Northstar of the Business to the Company, including without limitation, claims made by the parties subject to the agreement(s) referenced in Northstar’s disclosure in response to Section 4.24 and Section 4.28;

(iv) Any and all losses, claims, demands, penalties, fines, settlements, or damages arising under U.S.  or any state or local Environmental Laws and relating to conditions, events, actions, violations, obligations, or circumstances that exist in whole or part prior to the Contribution Date; and

(v) Any violations of the Toxic Substances Control Act and its implementing regulations present at any of the Business facilities prior to the Contribution Date.

Section 6.2 Limitations of Indemnification.  Notwithstanding anything contained in this Article VI to the contrary, the Indemnitors shall be required to indemnify each Indemnitee and Indemnitee Affiliate against and hold it harmless from all Loss (other than relating to Taxes) with respect to Sections 6.1(b)(i), 6.1(b)(iv), and 6.1(b)(v) of this Agreement only to the extent that the aggregate amount of all such Loss exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Liability Threshold”).  In the event that the aggregate amount of all Loss (other than relating to Taxes) with respect Sections 6.1(b)(i), 6.1(b)(iv), and 6.1(b)(v) of this Agreement sustained by the Indemnitees or Indemnitee Affiliates exceeds the Liability Threshold, and the Indemnitors are required to indemnify such Indemnitees, the Indemnitors shall be responsible for payment for all Loss with respect to Sections 6.1(b)(i), 6.1(b)(iv), and 6.1(b)(v) of this Agreement; provided, however, that in no event shall the amount of Loss (other than relating to Taxes) with respect to Sections 6.1(b)(i), 6.1(b)(iv), and 6.1(b)(v) of this Agreement payable by the Indemnitors exceed in the aggregate. Ten Million Dollars ($10,000,000).

Section 6.3 Tax Indemnification With Respect to Tax Liability of Northstar and Other Tax Matters.

(a) In addition to the indemnification obligations otherwise set forth herein, Northstar shall indemnify and hold harmless each Indemnitee from

(i) Any liability for Tax of Northstar or any Northstar Subsidiary which is incurred in or attributable to the Tax Indemnification Period; and

(ii) Any liability, cost, expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses), loss, damages, assessment, settlement, or judgment arising out of or incident to the imposition, assessment, or assertion of any liability described in subclauses (i) and (ii) hereof, including those incurred in the contest in good faith of appropriate proceedings for the imposition, assessment, or assertion of any tax, and any liability of any Indemnitee by reason of being a transferee of the assets of Northstar with respect to any liability for Tax of Northstar or any Northstar Subsidiary which is incurred or attributable to the Tax Indemnification Period.  The sum of (i) and (ii) above is referred to herein as a “Tax Loss.”

(b) The provisions of Section 6.3 hereof shall govern any Loss with respect to a breach of any representation, covenant, or agreement set forth in Section 4.9 of this Agreement.

Section 6.4 Definitions.  For the purpose of this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by, or under common control with such other person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(d) “ERISA Affiliate” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization that is under common control with a Member, within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

(e) “Indemnitee” means the Company, the Manager and any of their respective, Affiliates, any manager of the Company and any member of the Company, and shall specifically exclude Northstar.

(f) “Indemnitee Affiliate” means the employees, successors, and assigns of each Indemnitee, and, with respect to each Indemnitee, its managers, members, directors, officers, and shareholders, and shall specifically exclude Northstar.

(g) “Northstar Plan” means any Plan to which Northstar or any Northstar Subsidiary contributes to, is a party to, is bound by or may have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to and under which directors, employees, independent contractors, consultants or other members of the workforce of Northstar or any Northstar Subsidiary are or have been eligible to participate or derive a benefit.

(h) “Plan” means (i) all employee benefit plans (as defined in Section 3(3) of ERISA), (ii) all bonus (including transaction bonus), incentive compensation, equity or equity-based, stock appreciation right, phantom stock, restricted stock, restricted stock unit, performance stock, performance stock unit, employee stock ownership, stock purchase, equity or equity-based, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten), and (iii) all employee benefit plans pursuant to foreign laws.

(i) “Pre-Contribution Tax Period” means any Tax Period ending on or before the close of business on the Contribution Date, or, in the case of any Tax period which includes, but does not end on, the Contribution Date, the portion of such period up to and including the Contribution Date.

(j) “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, or other tax, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and (ii) liability for the payment of any amounts of the type described in (i) as a result of any express obligations to indemnify any other Person.

(k) “Tax Asset” means any net operating loss or other Tax loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction, or any other credit or Tax attribute of Northstar which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes).

(l) “Tax Indemnification Period” means (i) any Pre-Contribution Tax Period, (ii) with respect to any Tax described in clause (ii) of Section 6.4(j), the survival period of the indemnification obligation under the applicable contract.

Section 6.5 Control of Litigation.

(a) The Indemnitees and Indemnitee Affiliates agree to give prompt notice to the Indemnitors of the assertion of any claim, or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought under Section 6.1(b) of this Agreement and of any Loss which any such Indemnitee deems to be within the gambit of Section 6.1(b) of this Agreement other than relating to Taxes (specifying with reasonable particularity the basis therefor) and will give the Indemnitors such information with respect thereto as the Indemnitors may reasonably request.  The Indemnitors may, at their own expense, participate in and, upon notice to such Indemnitee, assume the defense of any such suit, action, or proceeding; provided that the Indemnitors’ counsel is reasonably satisfactory to such Indemnitee, the Indemnitors shall thereafter consult with such Indemnitee upon such Indemnitee’s reasonable request for such consultation from time to time with respect to such suit, action, or proceeding, and the Indemnitors shall not, without such Indemnitee’s consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim.  If the Indemnitors assume such defense, such Indemnitees shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by the Indemnitors.  For any period during which the Indemnitors have not assumed the defense thereof, the Indemnitors shall be liable for the fees and expenses of counsel employed by any Indemnitee; provided, however, that the Indemnitors shall not be liable for the fees or expenses of more than one counsel employed by any Indemnitee in any jurisdiction for all Indemnitees.  If the Indemnitees assume the defense thereof, the Indemnitees shall thereafter consult with the Indemnitors upon the Indemnitors’ reasonable request for such consultation from time to time with respect to such suit, action, or proceeding and the Indemnitees shall not, without the Indemnitors’ consent, which consent shall not be unreasonably withheld, settle or compromise any such suit, action, or claim.  Whether or not the Indemnitors choose to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(b) The Indemnitors shall not be liable under Section 6.1(b) hereof with respect to any Loss resulting from a claim or demand the defense of which the Indemnitors were not offered the opportunity to assume as provided under Section 6.5(a) hereof to the extent the Indemnitors’ liability under Section 6.1(b) hereof is materially prejudiced as a result thereof.  No investigation by any Indemnitee or Indemnitee Affiliate prior to the Contribution Date shall relieve any Indemnitor of any liability hereunder.

Section 6.6 Transfer Taxes.  Northstar shall pay, or cause to be paid, all Taxes or recording fees imposed on any transfers by Northstar of real property and tangible and intangible personal property, including without limitation Intellectual Property, applicable to the transfers of the Assets contemplated by this Agreement and all sales and use Taxes applicable to transfers by Northstar of the Assets contemplated by this Agreement.

Section 6.7 Cooperation on Tax Matters.  Northstar and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation, or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Northstar agree (a) to retain all books and records that are relevant to the determination of the Tax liabilities pertinent to the Assets and the Northstar Subsidiaries relating to any Pre-Contribution Tax Period until the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Taxing Authority and (b) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the Company or Northstar, as the case may be, shall allow the other party to take possession of such books and records.

Section 6.8 Elections.  Prior to the Contribution Date, without the prior written consent of the Manager, neither Northstar nor any Affiliate of Northstar (including the Northstar Subsidiaries) shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Northstar, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to an Tax claim or assessment relating to Northstar, take any other action, or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action or omission that had (or will have) the effect of increasing the Tax liability of Northstar, the Company, or any Affiliate of the Company.

Section 6.9 Tax Clearance Certificate.  Northstar also has provided to the Manager either any other tax clearance certificate required by any applicable law as a result of the transactions effected thereby or an indemnity of the Company for any loss incurred by reason of the failure to provide such certificates.

Section 6.10 Tax Returns of the Northstar Subsidiaries.  With respect to any Tax return required to be filed by Northstar for its taxable period which includes (but does not end on) the Contribution Date, the Company shall provide Northstar and its authorized representatives with copies of such completed Tax return and a statement (with which the Company will supply supporting schedules and information) setting forth the amount of Tax shown on such Tax return that is allocable to Northstar pursuant to Section 6.3(b) hereof (the “Statement”) at least forty-five (45) business days prior to the due date (including any extension thereof) for the filing of such Tax return.  Reasonable costs, fees, and expenses relating to the preparation of such Tax return shall be borne equally by Northstar and the Company.  Northstar shall have the right at its own expense to review such Tax return and Statement prior to the filing of such Tax return.  If Northstar, within ten (10) business days after delivery of the Statement, notifies the Company in writing that it objects to any items on such Statement, specifying with particularity any such item and stating the specific factual or legal basis for any such objection, the Company and Northstar shall resolve in good faith and use their best efforts to resolve such items.  If the dispute is not resolved within twenty (20) days after receipt by the Company of such notice, the disputed items shall be resolved pursuant to Section 6.11 hereof and such Tax return shall be filed consistently therewith.  Not later than the later of five (5) days before the due date for payment of Taxes with respect to such Tax return or, in the event of a dispute, five (5) days after notice to Northstar of the resolution thereof, Northstar shall contribute to the Company or the Company shall distribute to Northstar, as the case may be, an amount equal to the difference between (a) the Taxes shown on the Statement as being allocable to Northstar pursuant to Section 6.11 hereof or in such notice (as the case may be) and (b) any payment made by the Northstar Subsidiary or any Affiliate thereof prior to the Contribution Date in respect of such Taxes.

Section 6.11 Certain Disputes.  To the extent provided in Section 6.10 hereof, disputes arising under such Section and not resolved by mutual agreement as stated therein shall be resolved by a nationally recognized accounting firm with no affiliation or relationship whatsoever with the Company, Northstar, or its Affiliates (the “Accounting Referee”), chosen and mutually acceptable to both the Company and Northstar within five (5) days of the date on which the need to choose the Accounting Referee arises.  The Accounting Referee shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees, and expenses of the Accounting Referee shall be borne equally by the Company and Northstar.

Section 6.12 Other Tax Matters.  Any payment by Northstar to the Company or any other Indemnitee or Indemnitee Affiliate or any payment by the Company or any other Indemnitee to Northstar made under this Article VI will be treated as Capital Contributions to the Company or distributions from the Company for federal income tax purposes, provided that such payments will not affect the Capital Account of, any other contributions to be made by, or the distributions or allocations to be made to Northstar under the Operating Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

Section 7.2 Termination.  Until such time as the conditions set forth in Section 4.1.3. of the Operating Agreement are met, this Agreement may be terminated upon the mutual agreement of the parties hereto.

Section 7.3 Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement, or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written Instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.2, with appropriate notice in accordance with Section 7.11 of this Agreement.

Section 7.4 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties, any successors and permitted assigns, any rights, remedy, or claim under or by reason of this Agreement or any provisions herein contained.

Section 7.5 Expenses, Transfer Taxes, Etc.  Except as otherwise contemplated by Sections 6.1 and 7.9 hereof, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries, and accountants) incurred by any party in connection with the negotiation and execution of this Agreement, the Operating Agreement, and the Other Agreements shall be borne by such party.

Section 7.6 Further Assurances.  From time to time, at the request of Northstar or the Company and without further consideration, each party, at its own expense, will execute and deliver (and Northstar will cause any Northstar Subsidiary to execute and deliver) such other documents, and take such other action, as Northstar or the Company may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Company good and marketable title to the Assets.  Northstar hereby constitutes and appoints, effective as of the Contribution Date, the Company and its successors and permitted assigns as the true and lawful attorney of Northstar with full power of substitution in the name of the Company or in the name of Northstar, but for the benefit of the Company, to collect for the account of the Company any items of Assets and to institute and prosecute all proceedings which the Company may in its reasonable discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Assets, and to defend or compromise any and all action, suits, or proceedings in respect of the Assets.  The Company shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 7.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of California (without regard to its conflicts of law doctrines).

Section 7.8 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

Section 7.9 Brokers and Finders.  In the event the representation and warranty of Northstar in Section 4.28 hereof is untrue, Northstar shall indemnify and hold harmless the Company, the Manager, and any other member on account of any loss, damage, liability, or expenses, including reasonable attorneys’ fees, resulting therefrom.

Section 7.10 Publicity.  Neither of the parties will make any disclosure of the transactions contemplated by this Agreement or the Other Agreements, or any discussions in connection therewith, without the prior written consent of each of the other parties.  The preceding sentence shall not apply to any disclosure required to be made by Law or the regulations of any stock exchange(s) as reasonably determined by counsel to the party determining that such disclosure is required, except that such party, whenever practicable, shall be required to consult with the other party concerning the timing and content of such disclosure before making it.

Section 7.11 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Northstar:	Neil C. Juhnke Northstar Agri Industries, LLC 15 Broadway, Suite 600 Fargo, ND 58102
with a copy to:	Jon Strinden Fredrikson & Byron, P.A. 51B Broadway, Suite 402 Fargo, ND 58102
If to the Company:	John Hart PICO Holdings, Inc. 875 Prospect Street, Suite 301 La Jolla, CA 92037
with a copy to:	Marty Lorenzo DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121

Section 7.12 Specific Performance.  Each of the parties acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

Section 7.13 Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14 Entire Agreement.  This Agreement, including the exhibits, schedules, and other documents and instruments referred to herein, together with the Operating Agreement and the Other Agreements, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.15 Severability.  If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 7.16 Inconsistency or Conflict.  In the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the Other Agreements, the provisions of this Agreement shall govern.  In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Operating Agreement, the provision of the Operating Agreement shall govern.

Section 7.17 Exhibits.  All Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NORTHSTAR: Northstar Agri Industries, LLC, a Delaware limited liability company By: /s/ Neil C. Juhnke Name: Neil C. Juhnke Title: President
THE COMPANY: PICO NORTHSTAR, LLC, a Delaware limited liability company By: /s/ John R. Hart Name: John R. Hart Title: Chief Executive Officer
PICO-NSM PICO NORTHSTAR MANAGEMENT, LLC, a Delaware limited liability company By: /s/ John R. Hart Name: John R. Hart Title: Chief Executive Officer and President

[SIGNATURE PAGE TO CONTRIBUTION AGREEMENT]

EXHIBIT 1.1(a)(i)

“SUBJECT PROPERTY”

The following real estate is owned by Northstar Agri Industries, LLC:

The South Half of the Southeast Quarter (S½SE¼) of Section One (1), Township One Hundred Sixty (160) North of Range Forty-nine (49) West of the Fifth Principal Meridian, according to the Government Survey thereof.

The parcel described above has been improved by the following utilities and infrastructure work described generally as follows:  Top soil has been stripped from the roadway and construction zones.  Geotextile fabric has been placed below the road surfaces with granular fill placed on the roads.  Some underground utilities have been placed including drain tile, storm sewer and fire water loop mains.  The site has been graded and the storm water pond excavated.  The improvements are more specifically described in the documents titled “March 2008 ALTA Sheet 1” and “March 2008 ALTA Sheet 2” located as items 2.19 and 2.20 in Northstar Agri Industries web based data room.

The following real estate is owned by Todd W. Johnson, Brian R. Johnson, Mark T. Johnson, and Hugh Hunt as Tenants in Common:

That part of the N½NE¼, S½NE¼, N½SE¼, S½SE¼ of Sec. 12, T160N, R49W Lying Easterly of the East right of way of the Burlington Northern Railroad; and that part of the N½NE¼ of Sec. 12, T160N, R49W lying Westerly of the west right of way of the Burlington Northern Railroad.

The above-property was transferred to the Johnsons and Hunt via a Warranty Deed pursuant to a Real Estate Purchase Agreement executed on August 3, 2009.

Pursuant to this agreement, Northstar has the right to repurchase the property at a predetermined price.  In addition, Northstar has a right of first refusal in the event a proposed third party offers to purchase the property.  This agreement is listed in the Northstar Agri Industries web based data room under section 2, “Site Data” as item 2.12, “Land Repurchase – Real Estate Purchase Agreement”.  Northstar’s rights under this agreement are included with the assets.

EXHIBIT 1.1(a)(ii)

“EQUIPMENT”

●	RCA 4-Line Intercom Speaker Telephones
●	Hewlett-Packard Compaq nc8230 Laptop with Docking Station
●	Dell 23” Wide-Screen Monitor
●	Hewlett-Packard ProLiant ML350 Tower Server
●	Hewlett-Packard Color LaserJet 2840 Printer
●	Polycom SoundStation 2W Conference Phone
●	CardScan 60 Card Scanner

Northstar Agri Industries LLC has an equity interest of $3,245,380 in the equipment described in Crown Iron Works’ Technical proposals C06446R6 and C06526R7 listed as items 4.1.5 and 4.1.6 in Northstar Agri Industries web based data room and in accordance with the terms and conditions in “Crown Iron Works – Orig – Contract Commercial Terms” listed as item 4.1.1 in the aforementioned data room.

EXHIBIT 1.1(a)(iii)

“INVENTORY”

None

EXHIBIT 1.1(a)(iv)

“INTANGIBLE PROPERTY”

●	Business Name of Northstar Agri Industries, LLC
●	Northstar Agri Industries website and domain name: www.northstaragri.com
●	Financial Model developed in Microsoft Excel
●	Proforma Forecast Model provided by Christianson & Associates
●	Work Product of all engagements with Christianson and Associates
●	Microsoft Small Business Financials – accounting software and files
●	Microsoft Office Software
●	Software, files and data resident on Northstar Agri Industries computers
●	All pertinent files, records, and notes of existing consultants of Northstar Agri Industries LLC.
●
All plant design drawings listed in the “Master Document List” by Karges Faulconbridge Inc dated 09/08/2010 and loaded on Northstar Agri Industries’ web based data room in Section 4- Development and Construction, subsection 4.3 Engineering, item 4.3.6.

EXHIBIT 1.1(a)(v)(1)

“LEASED OFFICE PROPERTY”

Current lease is a verbal agreement for fully furnished office space at 15 Broadway North, Suite 600, Fargo, ND - $1,600 per month.  The office is provided on a month to month basis, and includes furnishings, desks, chairs, tables, file cabinets etc suitable for purpose.

Discussions with building management indicate a willingness to either continue the existing arrangement post financial closing or alternatively provide fully furnished use of Suite 500.  Parties will enter into a written lease agreement upon closing on mutually agreeable terms.

EXHIBIT 1.1(a)(v)(2)

“EXCLUDED OFFICE PROPERTY”

All desks, tables, chairs, file cabinets, bookshelves, coffee makers, art work and cubicles in Suite 600 at 15 Broadway North, Fargo, ND.

EXHIBIT 1.1(a)(viii)

“PERMITS”

1) Minnesota Pollution Control Agency -
Air Emission Permit
Permit Number:	06900025- 001
Issued To:	Northstar Bioenergy LLC 2100 US Highway 75 Kennedy, Kittson County, MN 56733

2) Minnesota Pollution Control Agency -
National Pollutant Discharge Elimination System (NPDES) / State Disposal System (SDS)
Permit Number:	MN0068969
Permittee:	Northstar Bioenergy LLC
Facility Name:	Northstar Bioenergy LLC
Township:	Skane
County:	Kittson
Issuance Date:	November 13, 2007
Expiration Date:	October 31, 2012

3) Kittson County -
Variance and Conditional Use Permit
Permittee:	Northstar Bioenergy LLC
Issue Date:	August 16, 2007

4) Two Rivers Watershed District -
Public Improvement Project Permit
Permit Number:	2027
Permittee:	Northstar Bioenergy LLC
Issuance Date:	September 1, 2010
Expiration Date:	December 31, 2011

5) Skane Township, Kittson County, Minnesota -
Order Vacating a Town Road
Issue Date:	July 2, 2007
Description:	The road to be vacated is a township road that runs in a west-east direction and is located between Sections 1 and 12 of Skane Township.

EXHIBIT 1.2(a)(ii)

“EXCLUDED FEE PROPERTY”

None

EXHIBIT 1.2(a)(ii)

“OTHER EXCLUDED EQUIPMENT”

See Exhibit 1.1(a)(v)(2).

EXHIBIT 1.2(a)(iv)

“EXCLUDED INTANGIBLE PROPERTY”

None

EXHIBIT 1.4(a)

“ASSUMED LIABILITIES”

See Exhibit 4.7 for a copy of the Contributed Balance Sheet.

See listing below titled Northstar Agri Industries LLC, Assumed Liabilities after July 31, 2010.  Expenses associated with the normal course of business after July 31, 2010 and continuing to financial closing are not to exceed $100,000.

The following payments are expressly included as liabilities:

Lump Sum Success fees to Genesis Technology Group LLC in the amounts of:

$400,000.00 USD payable at financial closing
$117,782.35 USD payable at plant startup

Consulting Services fee to Perco Inc in the amount of:

$688,532.00 payable at financial closing *

* Note: This amount assumes financial closing will occur on October 31, 2010.  This agreement is subject to a $5000.00 per month deduction for each month lapsing thereafter.

Past due amounts to two key vendors:

Crown Iron Works:	$3,451,185.00	due at financial closing
Karges Faulconbridge Inc.:	$1,833,474.48	due at financial closing

Compensation for past board of directors service: (28 meetings at $500/meeting per individual)

Hugh Hunt:	$14,000.00
Todd Johnson:	$14,000.00
Jonathan Blomquist:	$14,000.00
Thomas Persson:	$14,000.00
James Johnson:	$14,000.00
Neil Juhnke:	$14,000.00

An agreement dated November 28, 2008 in favor of Wagner Construction, Inc., Veit & Company and McGough Industrial Construction L.L.C. which stipulates payments to these three companies at financial closing (10/31/2010) of:

Wagner Construction:	$1,252,143.02
McGough Construction:	$ 160,393.15
Veit & Company:	$ 538,900.47

Accounts Payable to the following vendors in the amounts stated below:

Cardmember Services	$ 3,093.26
Christianson & Associates, PLLP	$ 29,679.64
Fredrickson & Byron, PA	$ 13,516.00
Global Risk Management	$ 17,500.00
Kittson County Auditor-Treasurer	$ 563.00
M-BAR-D LLC	$ 70,000.00
Natwick Associates Appraisal Services	$ 3,750.00
PJK Consulting LLC	$ 1,338.00
Stoel Rives LLP	$ 24,427.68
Wenck Associates Inc	$ 4,220.20
Widseth Smith Nolting & Associates	$ 9,615.28

Northstar Agri Industries LLC
Assumed Liabilities after July 31, 2010

Current Due:
MarketPlace Investors II – Due 9/1/10	$800.00
Cartridge World – Due 9/10/10	74.89
Suzann Near – Due 9/10/10	57.50
RR Donnelley – Due 9/10/10	563.95
Minnesota Revenue – Est Income Tax – Due 9/15/10	500.00
PJK Consulting LLC - Due 9/17/10	1,365.00
PJK Consulting LLC - Due 9/17/10	1,347.50
IdeaOne Telecom – Due 9/20/10	274.54

Total Current Due	$4,983.38

One-Time Expenses:
Christianson & Associates – Proforma / Compilation	$15,000.00
CT Corporation – Due 11/1/10 (NSAI Hallock)	358.00
Frederickson & Byron – Legal Services through Closing	20,000.00
Houston Engineering – Wetlands Delineation	3,500.00
Minnesota Revenue – Property Taxes – Due 10/15/10	563.00
Talent Inc – Recruiting Retainer	5,000.00
Wenck & Associates – Add’l Consulting	5,000.00

Total One-Time Expenses	$49,421.00

Monthly Expenses:
Genesis Technology Group LLC	$15,000.00
PJK Consulting LLC	2,500.00
Insurance Installment	1,902.46
Office Rent	800.00
Communications / Website	300.00
Venue Data Room	550.00
Travel & Entertainment	2,500.00
Subscriptions	200.00
Office Cleaning	57.50

Total Monthly Expenses	$23,809.96

Grand Total	$78,214.34

EXHIBIT 1.4(b)

“OTHER ASSUMED LIABILITIES”

See attached statement from Karges-Faulconbridge, Inc. dated January 15, 2009.

Statement

Karges-Faulconbridge, Inc.
Engineers
670 West County Road B
St. Paul, MN 55113-4527
Phone 651-771-0880

January 15, 2009

Bioenergy Development Group
15 Broadway
Suite 609
Fargo, ND 58103

Outstanding Invoices

	Number	Date	Invoiced	Received	Balance Due	Past Due
Project: 07-451.00 Minot Canola Plant Predesign and Agribus						
	0015433	10/15/07	32,014.94		32,014.94	32,014.94
	0015563	11/12/07	16,506.68		16,506.68	16,506.68
	0081908	8/19/08	3,470.00		3,470.00	3,470.00
Total for 07-451.00			51,991.62		51,991.62	51,991.62
Statement Totals			51,991.62		51,991.62	51,991.62

WEST\222247246.9

E-15

EXHIBIT 2.1(i)

“CONSENTS, APPROVALS, AUTHORIZATIONS”

Real Estate Purchase Agreement between Northstar Agri Industries LLC and Todd W. Johnson, Brian R Johnson, Mark T. Johnson, and Hugh Hunt dated August 3, 2009. – Consent Required

Crown Iron Works Contract – assignment included in addendum, dated September 2010

McGough Industrial Construction LLC Contract – assignment included in addendum

Karges-Faulconbridge Inc. Contract – assignment included in addendum

Master Services Agreement for Engineering Services between Northstar Bioenergy and Wenck Associates inc. – Consent Required

Financial Advisory Agreement between Northstar and Perco Inc. dated December 17, 2008 – Termination Required

Professional Services Proposal – Genesis Technology Group LLC – Termination Required

Utilities agreements – PKM (electricity) and Great Plains Natural Gas, and Constellation New Energy – Consent Required

BNSF Railway service agreement – Consent Required

IdeaOne Telecommunications Service Agreement, dated November 21, 2008 – Consent Required

Kawamura Capital Partners, LLC Retention Agreement, effective as of April 27, 2010 – Termination Required

Financial Advisory Agreement among Northstar, Irish Financial Group, LLC and MDL Consulting Group, LLC, accepted April 9, 2008 – Termination Required

Minnesota Pollution Control Agency – air permit requires administrative amendment process; NPDES/SDS permit requires permit change request form

EXHIBIT 2.1(j)

“OPINIONS OF COUNSEL FOR NORTHSTAR”

1.           Northstar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Northstar has the requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted.  Northstar is duly qualified to do business, and is in good standing, in each jurisdiction where the operation of its business requires such qualification.

2.           Northstar has the requisite corporate power to enter into the Contribution Agreement, Operating Agreement and the Ancillary Agreements (together, the “Agreements”), to perform its obligations thereunder and to consummate the transactions contemplated thereby.  The execution and delivery of the Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Northstar by its Board of Governors and its Members.

3.           The Agreements have been duly executed and delivered by Northstar and constitute the valid and binding obligations of Northstar, enforceable against Northstar in accordance with their terms.

4.           The execution and delivery by Northstar of the Agreements does not, and the consummation of the transactions contemplated thereby will not (a) violate any law, rule or regulation applicable to Northstar, (b) violate any provision of Northstar’s Amended and Restated Certificate of Formation or Northstar’s LLC Operating Agreement in effect as of the date hereof, (c) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any material contract, or (d) to our knowledge, conflict with any material permit, concession, franchise, license, judgment, order or decree binding on Northstar.

5.           The authorized capital stock of Northstar consists of 11,483.5 units, of which 3,540 Series A units, no par value, and 7,943.5 Series B units, no par value, are issued and outstanding.  All such outstanding units have been duly authorized and validly issued, and are fully paid and nonassessable.  Northstar has no units reserved for issuance upon exercise of outstanding warrants.  Except for the foregoing or as set forth in these Exhibits, to our knowledge, there are (a) no equity securities of any class of Northstar, or any securities exchangeable into or exercisable for such equity securities, issued, reserved for issuance, or outstanding and (b) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Northstar is a party or by which Northstar is bound obligating Northstar to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Northstar or obligating Northstar to grant, extend, accelerate the vesting of, change the exercise price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth in these Exhibits, to our knowledge, there are no contracts, commitments or agreements relating to voting, purchase or sale of Northstar’s capital stock (x) between or among Northstar and any of its Members or (y) between or among any of Northstar’s Members.

6.           No consent, approval or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Northstar in connection with the execution and delivery of the Agreements or the consummation of the transactions contemplated thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a material adverse effect.

7.           To our knowledge, except as described in these Exhibits, there is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, nor any judgment, decree or order against Northstar or any of its directors or officers (in their capacities as such).

EXHIBIT 4.4

“MATERIAL JURISDICTIONS”

Minnesota

EXHIBIT 4.6

“VIOLATIONS”

None

EXHIBIT 4.7

“CONTRIBUTED BALANCE SHEET”

See financial statements to follow.

NORTHSTAR AGRI INDUSTRIES, LLC (A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
Seven Months Ended July 31, 2010, Years Ended December 31, 2009, 2008 and 2007, and the Period from August 23, 2006 (Date of Inception) to December 31, 2006

CHRISTIANSON & ASSOCIATES, PLLP Certified Public Accountants and Consultants Willmar, Minnesota

TABLE OF CONTENTS

PAGE NO
ACCOUNTANT’S COMPILATION REPORT	1

FINANCIAL STATEMENTS

Balance Sheet	2

Statements of Operations	3

Statement of Members’ Equity	4

CHRISTIANSON
& ASSOCIATES, PLLP
CERTIFIED PUBLIC ACCOUNTANTS
AND CONSULTANTS

To the Board of Governors
Northstar Agri Industries, LLC
Fargo, North Dakota

We have compiled the accompanying balance sheet of **Northstar Agri Industries, LLC** (a development stage Delaware Limited Liability Company) as of July 31, 2010, and the related statements of operations and members' equity for the seven months ended July 31, 2010, years ended December 31, 2009, 2008 and 2007 and the period from August 23, 2006 (date of inception) to December 31, 2006, and the accompanying supplementary information contained in Schedule I, which is presented only for supplementary analysis purposes, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and statements of cash flows required by generally accepted accounting principles. If the omitted disclosures and statements of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

We are not independent with respect to **Northstar Agri Industries, LLC.**

Christianson & Associates, PLLP

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants

September 20, 2010

JOHN O. CHRISTIANSON, CPA
PRINCIPAL PARTNER

BRADLEY P. PEDERSON, CPA
PARTNER

MARTI E. NIELAND, CPA
PARTNER

JOEL E. GRATZ, CPA
PARTNER

P. 320-235-5937
F. 320-235-5962
T. 888-852-5937

302 5TH STREET SW
WILLMAR, MN 56201
WWW.CHRISTIANSONCPA.COM

KNOWLEDGE. EXPERIENCE. VISION.

NORTHSTAR AGRI INDUSTRIES, LLC
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
July 31, 2010

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 26,447
Prepaid expenses	4,152

TOTAL CURRENT ASSETS	30,599

PROPERTY AND EQUIPMENT
Land	317,701
Land improvements	10,422
Office equipment	22,226
Construction in process	10,017,072
10,367,421
Accumulated depreciation	(14,864)
10,352,557

TOTAL ASSETS	$ 10,383,156

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 5,517,587
Notes payable to members	7,800
Accrued expenses	84,000

TOTAL CURRENT LIABILITIES	5,609,387

MEMBERS' EQUITY
Class A members' contributions	1,180,000
Class B members' contributions, net of cost of raising capital	7,203,907
Less: Subscriptions receivable	(114,435)
Deficit accumulated during development stage	(3,495,703)
4,773,769

TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 10,383,156

See accountants compilation report.

NORTHSTAR AGRI INDUSTRIES, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
Seven Months Ended July 31, 2010 and
Years Ended December 31, 2009, 2008 and 2007 and the
Period from August 23, 2006 (Date of Inception) to December 31, 2006

	Seven Months Ended July 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008

REVENUES	$ -	$ -	$ -

OPERATING EXPENSES
Professional fees	31,330	114,181	31,178
Project development costs	619,655	135,975	178,684
General and administration	619,532	88,762	89,328
	1,270,517	338,918	299,190

OPERATING LOSS	(1,270,517)	(338,918)	(299,190)

OTHER INCOME (EXPENSE)
Interest income	115	226,057	3,796
Interest expense	(2,026)	(2,677)	(47,587)
	(1,911)	223,380	(43,791)

NET LOSS	$ (1,272,428)	$ (115,538)	$ (342,981)

See accountants compilation report.

NORTHSTAR AGRI INDUSTRIES, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (continued)
Seven Months Ended July 31, 2010 and
Years Ended December 31, 2009, 2008 and 2007 and the
Period from August 23, 2006 (Date of Inception) to December 31, 2006

		Period from	Period from
		August 23, 2006	August 23, 2006
	Year Ended	(date of inception) to	(date of inception) to
	December 31, 2007	December 31, 2006	July 31, 2010

REVENUES	$ -	$ -	$ -

OPERATING EXPENSES
Professional fees	199,549	19,379	395,617
Project development costs	837,738	637,512	2,409,564
General and administration	104,815	5,487	907,924
	1,142,102	662,378	3,713,105

OPERATING LOSS	(1,142,102)	(662,378)	(3,713,105)

OTHER INCOME (EXPENSE)
Interest income	35,967	11,714	277,649
Interest expense	(7,957)	-	(60,247)
	28,010	11,714	217,402

NET LOSS	$ (1,114,092)	$ (650,664)	$ (3,495,703)

See accountants compilation report.

NORTHSTAR AGRI INDUSTRIES, LLC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF MEMBERS' EQUITY
Seven Months Ended July 31, 2010 and
Years Ended December 31, 2009, 2008 and 2007 and the
Period from August 23, 2006 (Date of Inception) to December 31, 2006

Balance - August 23, 2006 (Date of Inception)	$ -

Class A membership units issued	1,180,000

Net loss	(650,664)

Balance - December 31, 2006	529,336

Class B membership units issued	5,804,500
Class B membership units subscribed	684,000
Less : Subscriptions receivable	(684,000)
Cost of raising capital	(62,093)

Net loss	(1,114,092)

Balance - December 31, 2007	5,157,651

Class B membership units issued	100,000
Collections on subscriptions receivable	569,565

Net loss	(342,981)

Balance - December 31, 2008	5,484,235

Class B membership units issued	653,500

Net loss	(115,538)

Balance - December 31, 2009	6,022,197

Class B membership units issued	24,000

Net loss	(1,272,428)

Balance - July 31, 2010	$4,773,769

See accountants compilation report.

System: 9/20/2010 10:13:21 AM
User Date: 9/20/2010

Page: 1
User ID: Christina

YABLES HISTORICAL AGING - SUMMARY

NorthStar
Payables Management

Schedule I

Ranges:
Vendor ID: First - Last
Vendor Name: First - Last

Posting Date: First - 7/31/2010
Document Number: First - Last

Print Option: SUMMARY
Aged By: Document Date
Aging Date: 7/31/2010

Exclude: Zero Balance, No Activity, Fully Paid Documents, Unposted Applied Credit Docum
Sorted By: Vendor ID
Due Date

Vendor ID	Name	User-Defined 1	Voucher(s)	Due	Current	31 - 60 Days	61 - 90 Days	91 and Ove
CAR070529	Cardmember Services		2	$3,093.28	$3,093.20	$0.00	$0.00	$0.0
CHR061205	Christianson & Associates, PLLP		32	$29,679.64	$248.66	$248.66	$248.66	$28,933.6
FRE080716	Fredrickson & Byron, PA		4	$13,616.00	$7,229.50	$1,622.50	$4,664.00	$0.0
GRM061120	Global Risk Management		14	$17,500.00	$0.00	$0.00	$0.00	$17,500.0
HIG100524	High Point Networks		2	$665.00	$555.00	$0.00	$0.00	$0.0
KIT070726	Kittson County Auditor-Treasurer		1	$563.00	$0.00	$0.00	$0.00	$563.0
MBAR070630	M-BAR-D LLC		2	$70,000.00	$0.00	$0.00	$0.00	$70,000.0
NAT090424	Natwick Associates Appraisal Services		1	$3,760.00	$0.00	$0.00	$0.00	$3,760.0
PJK090220	PJK Consulting LLC		3	$4,014.76	$4,014.76	$0.00	$0.00	$0.0
STO070813	Stoel Rives LLP		7	$24,427.68	$0.00	$0.00	$0.00	$24,427.6
WEN061231	Wenck Associates, Inc		3	$4,220.20	$0.00	$0.00	$0.00	$4,220.2
WID061113	Wideseth Smith Nolting & Associates Inc		27	$9,616.20	$76.33	$76.33	$76.33	$9,386.2

	Vendors	Due	Current	31 - 60 Days	61 - 90 Days	91 and Over
Vendor Totals:	12	$180,934.82	$15,217.51	$1,947.49	$4,988.99	$158,780.8

1,885,466.10 - CIP for Karges-Faulconbridge
3,451,185.00 - CIP for Crown Iron Works
5,517,585.92

EXHIBIT 4.9(a)

“CERTAIN TAX MATTERS”

None

EXHIBIT 4.9(c)

“TAX JURISDICTIONS”

●	Minnesota Sales Tax
●	Minnesota Income Tax
●	Minnesota Real Estate Deed Tax
●	Minnesota Mortgage Registration Tax
●	North Dakota Sales Tax
●	North Dakota Income Tax
●	Delaware Registration Tax

EXHIBIT 4.12

“LIABILITIES”

None

EXHIBIT 4.14(a)

“ASSETS”

See Exhibit 1.1(a)(ii) for a list of equipment assets.

See Exhibit 1.1(a)(i) for real estate and improvements to real estate.

See Exhibit 1.1(a)(iv) for a list of intangible property.

See Exhibit 1.1(a)(viii) for a list of permits.

EXHIBIT 4.14(b)

“SURVIVING MORTGAGES”

“AGREEMENT” dated November 28, 2008 made by and among Northstar Agri Industries, LLC; McGough Industrial Construction LLC; Veit & Company, Inc.; Wagner Construction, Inc.

●	Payoff Amount - $1,951,436.63 *

Real Estate Purchase Agreement made as of August 3, 2009 between Northstar Agri Industries, LLC f/k/a Northstar Bioenergy, LLC and Todd W. Johnson, Brian R. Johnson, Mark T. Johnson and Hugh Hunt

●	Payoff Amount - $419,851.33 *

* These amounts assume an October 31, 2010 closing date.

EXHIBIT 4.15(a)

“LEASES”

Current lease is a verbal agreement for fully furnished office space at 15 Broadway North, Suite 600, Fargo, ND - $1,600 per month.  The office is provided on a month to month basis, and includes furnishings, desks, chairs, tables, file cabinets etc suitable for purpose.

Discussions with building management indicate a willingness to either continue the existing arrangement post financial closing or alternatively provide fully furnished use of Suite 500.  Parties will enter into a written lease agreement upon closing on mutually agreeable terms.

EXHIBIT 4.16(a)

“INTANGIBLE PROPERTY”

See Exhibit 1.1(a)(iv) and Exhibit 1.1(a)(viii).

EXHIBIT 4.16(a)(i)

“IN-LICENSE AGREEMENTS”

Crown Iron Works Contract dated May 10, 2007 – “Performance Specifications and Standard Terms and Conditions.  Listed in the Northstar Agri Industries web based data room in Section 4 “Development and Construction”, subsection 4.1 “Technology” Item 4.1.1.  Section 21 of this contract grants Northstar the perpetual, paid up right to use Crown Technology, but restricts the usage to one location.

Standard Form of Agreement with Karges-Faulconbridge, Inc. dated November 1, 2007 – listed as items 4.3.2 in Northstar Agri Industries web based data room.  In this contract KFI grants non-exclusive license to reproduce KFI drawings/documents for purposes of constructing, using and maintaining the Project, defined as the Hallock canola processing plant.  These rights are restricted in that Northstar shall not assign any license granted without KFI’s written consent, except that contractors can use the drawings and documents in the execution of their work to construct the facility.

EXHIBIT 4.16(b)

“EXCLUDED INTANGIBLE PROPERTY”

None

EXHIBIT 4.18(a)

“NORTHSTAR EMPLOYEE BENEFIT PLANS”

None

EXHIBIT 4.18(b)

“EXCEPTIONS TO EMPLOYEE BENEFIT PLANS”

None

EXHIBIT 4.18(e)

“PAYMENTS TO NORTHSTAR DIRECTORS”

Professional Services Proposal with Genesis Technology Group, LLC, Proposal No. 08002 – 1 with Proposal Date: September 30, 2009

Lump Sum Success fees to Genesis Technology Group LLC in the amounts of:

$400,000.00 USD payable at financial closing
$117,782.35 USD payable at plant startup

Perco, Inc. Financial Advisory Agreement dated December 17, 2008

Consulting Services fee to Perco Inc in the amount of:

$688,532.00 payable at financial closing
Note: Amount due to Perco assumes a 10/31/2010 closing. The Perco agreement provides for a $5,000 per month reduction for each month lapsing.

Compensation for past board of directors service: (28 meetings at $500/meeting per individual)

Hugh Hunt:	$14,000.00
Todd Johnson:	$14,000.00
Jonathan Blomquist:	$14,000.00
Thomas Persson:	$14,000.00
James Johnson	$14,000.00
Neil Juhnke:	$14,000.00

EXHIBIT 4.19(a)

“MATERIAL CONTRACTS”

●	Crown Iron Works Company – Performance Specification and Standard Terms and Conditions – Dated May 10, 2007, amended by addendum dated September 17, 2010.
●
AIA Document A111 – 1997 Standard Form of Agreement between Northstar Agri Industries LLC and McGough Industrial Construction LLC made as of November 16, 2007 and amended by addendum dated Sept 16, 2010.

●	Constellation NewEnergy Gas Division Base Agreement as Amended per Exhibit A and dated January 16, 2008 – Agreement Number 19834.*
●	Exhibit “A” Amendment to Cornerstone Energy, LLC d/b/a Constellation NewEnergy – Gas Division CEI, LLC Base Agreement signed February 21, 2008.*
●	AIA Document B141 – 1997 Part 1 Standard Form of Agreement between Northstar Agri Industries and Karges-Faulconbridge, Inc. made as of November 1, 2007, amended by addendum dated September 16, 2010.
●	Electric Service Agreement made August 31, 2010 by and between PKM Electric Cooperative, Inc and Northstar Agri Industries
●	Risk Management Proposal for Northstar Bioenergy LLC by Global Risk Management Corp executed November 2006*
●	Gas Transportation Agreement by and between Great Plains Natural Gas Company and Northstar Agri Industries with effective date of November 1, 2008*
●	Kawamura Capital Partners, LLC Retention Agreement made on April 27, 2010 between Northstar Agri Industries, LLC and Kawamura Capital Partners, LLC – To be terminated
●	Consultative & Business Development Services Agreement between Northstar Agri Industries, LLC and Mr. Corey Kiefer executed on June 16, 2010 – To be terminated
●	Canola Oil Exclusive Product Marketing and Off Take Agreement LOLPF and Northstar entered into as of February 9, 2010
●	Canola Meal Exclusive Product Marketing and Off Take Agreement LOLPF and Northstar entered into as of February 9, 2010
●	Professional Services Proposal with Genesis Technology Group, LLC, Proposal No. 08002 – 1 with Proposal Date: September 30, 2009 – To be terminated
●	Perco, Inc. Financial Advisory Agreement dated December 17, 2008 – To be terminated
●	Perco, Inc. Addendum to Financial Advisory Agreement dated September 30, 2009 – To be terminated
●	Perco, Inc. Addendum to Financial Advisory Agreement dated May 1, 2010 – To be terminated
●	Real Estate Purchase Agreement made as of August 3, 2009 between Northstar Agri Industries, LLC f/k/a Northstar Bioenergy, LLC and Todd W. Johnson, Brian R. Johnson, Mark T. Johnson and Hugh Hunt
●	Agreement between Northstar, McGough Industrial Construction LLC, Veit & Company, Inc., and Wagner Construction, Inc., dated November 28, 2008
●	Subordination Agreement between Thomas K. Persson and Wagner, effective November __, 2008

●	Master Services Agreement for Engineering Services between Northstar Bioenergy, LLC and Wenck Associates, Inc., dated November 2, 2006
●	IdeaOne Telecommunications Service Agreement with Northstar (November 21, 2008)
●	BNSF Railway Company Industry Track Agreement between BNSF Railway Company and Northstar, dated March 31, 2008.
●	BNSF Railway Company Lease of Land for Construction/Rehabilitation of Track between BNSF and Northstar, dated March 31, 2008.

* Note: These contracts need to be updated prior to closing; these are in process.

EXHIBIT 4.21

“BUSINESS EMPLOYEES”

Neil C. Juhnke, President
Genesis Technology Group, LLC
$180,000 annually

Thomas K. Persson, Governor
Perco, Inc

Penny J. Krueger
PJK Consulting LLC
$30,000 approximately annually

EXHIBIT 4.23

“REQUIRED CONSENTS”

See Exhibit 2.1(i).

EXHIBIT 4.24

“LITIGATION”

Northstar entered into a Financial Advisory Agreement with Irish Financial Group, LLC (“Irish Financial”) and MDL Consulting Group, LLC (“MDL Consulting”) dated April 9, 2008.  The agreement is for a term of 60 months and may be terminated by either party at any time upon 30 days’ written notice; certain paragraphs (including paragraph 3) are stated to survive the agreement’s termination under all circumstances.  Pursuant to paragraph 3 of the agreement, Irish Financial and MDL Consulting are to be paid a fee equal to 2% of the total amount of a financing that results from Irish Financial or MDL Consulting introducing Northstar to such source of financing.  MDL Consulting, by email to Northstar on July 28, 2010, claims that it is due this 2% fee with regards to the $60 million financing by PICO, or $1.2 million.  Neither Irish Financial nor MDL Consulting introduced Northstar to PICO.  Therefore, Northstar contests the claim by MDL Consulting and does not believe the agreement applies to the PICO financing.  Northstar provided notice that it was terminating the agreement on September 21, 2010.

EXHIBIT 4.25

“COMPLIANCE WITH APPLICABLE LAW”

None

EXHIBIT 4.26(e)

“ENVIRONMENTAL ACTIONS”

Northstar Agri Industries has been notified by the US Army Corps of Engineers that a Wetlands Delineation must be completed on the subject properties.  A wetlands delineation is a process whereby a third party consultant is hired to evaluate whether wetlands may have been present on the property prior to farming activities.  This involves a site inspection and inspection of historical records and photographs.  If the delineation determines the presence of “farmed wetlands” above a certain threshold quantity, we must submit a permit application to Kittson County and the US Army Corps of Engineers to determine what if any remediation steps are required.  The normal outcome of this process is a requirement to pay a nominal fee into a regional “wetlands bank.”

EXHIBIT 4.26(f)

“ENVIRONMENTAL PERMITS”

1) Minnesota Pollution Control Agency -
Air Emission Permit
Permit Number:	06900025- 001
Issued To:	Northstar Bioenergy LLC 2100 US Highway 75 Kennedy, Kittson County, MN 56733

2) Minnesota Pollution Control Agency -
National Pollutant Discharge Elimination System (NPDES) / State Disposal System (SDS)
Permit Number:	MN0068969
Permittee:	Northstar Bioenergy LLC
Facility Name:	Northstar Bioenergy LLC
Township:	Skane
County:	Kittson
Issuance Date:	November 13, 2007
Expiration Date:	October 31, 2012

3)An above ground storage tank permit will be required from the Minnesota Pollution Control Agency prior to placing the oil storage tanks into operation.  This permit is typically applied for during the course of project construction after a tank fabrication vendor has been selected and tank design calculations have been completed.  Wenck and Associates has prepared a draft of the permit application, which will be completed and submitted during the early stages of the project.  The typical time for the MPCA to approve these permit applications is 60 to 90 days.

EXHIBIT 4.26(g)

“ENVIRONMENTAL CORRECTIVE ACTIONS”

None

EXHIBIT 4.28

“BROKERS’ AND FINDERS’ FEE”

See Exhibit 4.24.

EXHIBIT 4.30(a)

“LIENS”

See Exhibit 4.14(b).

EXHIBIT 4.30(c)(v)

“SPECIAL USE PERMITS”

1) Kittson County -
Variance and Conditional Use Permit
Permittee:	Northstar Bioenergy LLC
Issue Date:	August 16, 2007

EXHIBIT 4.30(c)(xvi)

“RIGHT OF FIRST REFUSAL”

Real Estate Purchase Agreement made as of August 3, 2009 between Northstar Agri Industries, LLC f/k/a Northstar Bioenergy, LLC and Todd W. Johnson, Brian R. Johnson, Mark T. Johnson and Hugh Hunt

●	Northstar has the right to repurchase the property at a predetermined price. In addition, Northstar has a right of first refusal in the event a proposed third party offers to purchase the property.

All rights under this contract will be contributed by Northstar.